Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Appoints Jay Maronilla as Chief Accounting Officer

Stamford, CT. August 28, 2017 – Aircastle Limited (NYSE: AYR) (the “Company” or “Aircastle”) announced today the appointment of Jay Maronilla as Chief Accounting Officer. Prior to joining Aircastle, Mr. Maronilla served as SVP Finance and Assistant Global Controller at Convergex, a global brokerage and trading-related services provider, and previously held senior treasury and controllership positions at GE Capital for nearly a decade. Mr. Maronilla holds an MBA from University of Michigan Business School and a BS in Economics from University of Pennsylvania’s Wharton Business School.

Aaron Dahlke, Aircastle’s CFO, commented, “We are pleased to have Jay join us as our Chief Accounting Officer to complement our deep and talented leadership team. With more than 20 years of relevant experience in accounting and finance, Jay brings considerable skills and expertise to lead our accounting team and to support Aircastle’s continued growth as the leading value investor in commercial aircraft.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2017, Aircastle owned and managed on behalf of its joint ventures 203 aircraft leased to 71 customers located in 38 countries.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited

Contact:
Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com